Exhibit 99.(a)(1)(H)

To:

From: Stock Administration

Subject: Final 409A Tender Offer Election Confirmation Statement

Please be advised that the tender offer expired at 5:00 p.m. PDT on August 31, 2007.

This is your final Election Confirmation Statement regarding the election of a fixed exercise period for your option shares potentially subject to Section 409A. This email confirms our acceptance of the Eligible Option Grant you elected to amend, or declined to amend, as applicable. In addition, this email reflects any election that Altera deemed not to be valid (for example, because it was submitted after the Expiration Time). Altera does not intend to issue you further documentation reflecting the amended terms of your Amended Option.

All capitalized terms not otherwise defined in this email shall be as set forth in that certain Offer to Amend Eligible Option Grants dated July 24, 2007, previously distributed to you by email.

Grant #	Grant Date	Original Expiration Date	Total Shares Granted	Grant Price	# of Shares Eligible for Amendment	Election to Amend? Y or N	Chosen Exercise Year
	12/20/00	12/20/10		$24.63